UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 3, 2006

THE TALBOTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12552	41-1111318

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On May 3, 2006, The J. Jill Group, Inc. (the “Borrower”), a wholly owned subsidiary of The Talbots, Inc. (the “Company”) entered into a Sixth Amended and Restated Loan Agreement (the “Loan Agreement”) with Citizens Bank of Massachusetts, HSBC Bank USA, National Association, and TD Banknorth, N.A. (collectively, the “Lenders”). The Loan Agreement provides the Borrower with a $40 million letter of credit facility to cover outstanding letters of credit as well as permit the issuance of new letters of credit to trade creditors. The facility will terminate no later than November 15, 2006 and is secured by a standby letter of credit issued to the Lenders.
Item 1.02 Termination of a Material Definitive Agreement.
      With the restatement of the Loan Agreement, the Borrower’s ability to borrow up to $70 million under the revolving credit facility under the Fifth Amended and Restated Loan Agreement between the Borrower and the Lenders was terminated and all related lending conditions and covenants were eliminated, effective May 3, 2006.
     On May 3, 2006, the Borrower and the Lenders agreed that all security agreements and pledge agreements of any sort between the Lenders and the Borrower were terminated, and that all security interests in and pledges of any and all assets of the Borrower granted to the Lenders were released and terminated.
     Also on May 3, 2006, Citizens Bank of Massachusetts (“Citizens”) confirmed the termination of the Grant of Security Interest in Trademarks dated June 5, 1997 between Citizens and DM Management Company (which is now known as “The J. Jill Group, Inc.”).
Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information presented under Item 1.01 of this Current Report is incorporated herein by reference.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Sixth Amended and Restated Loan Agreement dated May 3, 2006 between The J. Jill Group, Inc. and Citizens Bank of Massachusetts, HSBC Bank USA, National Association, and TD Banknorth, N.A.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Date	May 8, 2006	By:	/s/ Carol Stone

Name: Carol Stone Title: Vice President, Corporate Controller